Exhibit 5.1
April 24, 2009
Arizona Public Service Company
400 N. Fifth Street
Phoenix, AZ 85004
Ladies and Gentlemen:
     We have acted as counsel to Arizona Public Service Company, an Arizona corporation (the “Company”), in connection with the Company’s preparation and filing with the Securities and Exchange Commission of a registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the registration of $25,000,000 of deferred compensation obligations (the “Obligations”) that may be incurred pursuant to the Deferred Compensation Plan of 2005 for Employees of Pinnacle West Capital Corporation and Affiliates (the “Plan”).
     This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.
     In our capacity as such counsel, we have reviewed and are familiar with the Registration Statement and exhibits thereto and the Plan. We have also examined such other documents and records and have made such other investigation as we have deemed necessary or appropriate to render this opinion. As to any facts material to the opinions expressed herein that were not independently established or verified by us, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.
     We have assumed the legal competency and capacity of all natural persons, the genuineness of all signatures not witnessed, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as electronic, certified, conformed, photostatic or facsimile copies and the authenticity of the originals of such latter documents. In making our examination of executed documents or documents to be executed, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder.
     Based on the foregoing and in reliance thereon, and subject to the qualifications and limitations set forth herein, we are of the opinion that the Obligations under the Plan will, when arising under the Plan in accordance with its terms, constitute valid and binding obligations of the Company, except as may be subject to, and limited by, the following:

Arizona Public Service Company
April 24, 2009

(i)	the effect of any applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting creditors rights generally;

(ii)	the effect of general principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law);

(iii)	the qualification that certain waivers, procedures, remedies, and other provisions of the Plan may be unenforceable under or limited by the law of the State of Arizona; however, such law does not, in our opinion, substantially prevent the practical realization of the benefits intended by the Plan; and

(iv)	the enforceability of rights to indemnity and contribution may be limited by federal or state law and public policy.
     The opinions expressed herein are limited solely to the laws of the State of Arizona and the Federal laws of the United States of America (except that we express no opinion as to Arizona securities or blue sky laws) and we express no opinion on the laws of any other jurisdiction.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,
/s/ Snell & Wilmer LLP